Exhibit 99.30

May 19, 2025

Acuitas Capital, LLC

200 Dorado Beach Drive #3831

Dorado, Puerto Rico 00646

Attention: Terren S. Peizer

Mr. Peizer:

This letter agreement (this “Agreement”) relates to that certain Master Note Purchase Agreement, dated as of April 15, 2022, among Ontrak, Inc., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, Acuitas Capital LLC, a Delaware limited liability company (“Purchaser”), and U.S. Bank Trust Company, National Association, as collateral agent for the Secured Parties, as amended by that certain First Amendment thereto, dated as of August 12, 2022, that certain Second Amendment thereto, dated as of November 19, 2022, that certain Third Amendment thereto, dated as of December 30, 2022, that certain Fourth Amendment thereto, dated as of June 23, 2023, that certain Fifth Amendment thereto, dated as of October 31, 2023, that certain Sixth Amendment thereto, dated as of March 28, 2024 (the “Sixth Amendment”), that certain letter agreement dated August 13, 2024 between the Company and Purchaser, and that certain agreement entered into as of April 8, 2025 between the Company, Purchaser and Terren S. Peizer (as amended to date, the “Keep Well Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Keep Well Agreement.

A.            Under the Sixth Amendment, Purchaser may purchase from the Company up to $13.5 million in principal amount of Demand Notes.

B.            As of the date hereof, Purchaser has purchased $8.5 million in principal amount of Demand Notes, and $5.0 million in principal amount of Demand Notes is available to purchase under the Sixth Amendment.

C.            Subject to the terms and conditions herein and in the Keep Well Agreement, Purchaser desires to commit to purchase up to an additional $5.0 million in principal amount of Demand Notes and up to $5.0 million in principal amount of Non-Convertible Demand Notes (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, in each case, effective as of the date first set forth above:

1.            Amended Defined Terms. The following defined term in the Keep Well Agreement is hereby amended and restated in its entirety to read as set out below:

“Notes” means, collectively, the Surviving Note, the Demand Notes and the Non-Convertible Demand Notes.

2.            Purchase of Additional Demand Notes under the Sixth Amendment.

2.1           Purchaser hereby commits to purchase, in accordance with Section 2.2 and subject to Section 2.4 and Section 4, $5.0 million in principal amount of Demand Notes, (the “May 2025 Convertible Demand Notes”).

2.2           Subject to Section 2.4 and Section 4, any time, and from time to time, the Company may deliver a written notice (a “Funding Notice”) to Purchaser executed by the Company’s Chief Executive Officer or Chief Financial Officer requesting that Purchaser purchase a May 2025 Convertible Demand Note in a principal amount of up to $1.5 million (but no more than the principal amount of May 2025 Convertible Demand Notes not theretofore purchased by Purchaser), and, within 5 business days of receipt of such notice, Purchaser shall purchase such May 2025 Convertible Demand Note.

2.3           Purchaser and the Company agree that the agreements set forth in Sections 2.1 and 2.2 constitute an alternative agreement of the parties with respect to Draw Downs Nos. 9 through 13 contemplated by Section 3.2 of the Sixth Amendment.

2.4           Notwithstanding anything to the contrary herein or in the Keep Well Agreement: (i) the Company may not request, without Purchaser’s consent, that Purchaser purchase more than $1.5 million in principal amount of May 2025 Demand Notes within any 30-day period; and (ii) the Company may not request that Purchaser purchase more than $5.0 million in principal amount of May 2025 Convertible Demand Notes.

3.            Purchase of Additional Demand Notes Not Under the Sixth Amendment

3.1           Purchaser hereby commits to purchase, in accordance with Section 3.2 and subject to Section 3.3 and Section 4, $5.0 million in principal amount of senior secured non-convertible promissory notes from the Company, in the form attached hereto as Exhibit A (such notes, “Non-Convertible Demand Notes”).

3.2           Subject to Section 3.3 and Section 4 and following the time that Purchaser has purchased all $5.0 million in principal amount of May 2025 Convertible Demand Notes, any time, and from time to time, the Company may deliver a Funding Notice to Purchaser executed by the Company’s Chief Executive Officer or Chief Financial Officer requesting that Purchaser purchase a Non-Convertible Demand Note in a principal amount of up to $1.5 million (but no more than the principal amount of Non-Convertible Demand Notes not theretofore purchased by Purchaser), and, within 5 business days of receipt of such notice, Purchaser shall purchase such Non-Convertible Demand Note.

3.3           Notwithstanding anything to the contrary herein or in the Keep Well Agreement: (i) the Company may not request, without Purchaser’s consent, that Purchaser purchase more than $1.5 million in principal amount of Non-Convertible Demand Notes within any 30-day period; and (ii) the Company may not demand that Purchaser purchase more than $5.0 million in principal amount of Non-Convertible Demand Notes.

3.4           When the amounts payable by the Company under a Non-Convertible Demand Note become due, in addition to all other amounts owed by the Company in respect thereof, the Company shall pay to the holder thereof an amount in cash equal to the difference, as determined in a manner mutually acceptable to the Company and Purchaser, between the value of (A) a Demand Note with the same principal amount amount as the applicable Non-Convertible Demand Note, and (B) the applicable Non-Convertible Demand Note, as of the issuance date of the applicable Non-Convertible Demand Note. In determining the value of a Demand Note, the value of the conversion rights of Demand Notes and of the warrants that would have been issued in connection with the issuance of a Demand Note and upon conversion of a Demand Note, assuming it was converted in full, shall be taken into account.

4.            Absence of a Material Adverse Change. Notwithstanding anything to the contrary herein or in the Keep Well Agreement, the obligation of Purchaser to purchase a May 2025 Convertible Demand Note or a Non-Convertible Demand Note, as the case may be, is subject to the condition that, since the date hereof, there shall not have been any material adverse change (or any event or events that, individually or in the aggregate, with or without lapse of time, could reasonably be expected to result in a material adverse change) in the results of operations, business operations, properties, assets, condition (financial or otherwise), customer relations, business activities or business prospects of the Company and its Subsidiaries, taken as a whole.

5.            Funding Notice. In order for a Funding Notice delivered under Section 2.2 or Section 3.2, as the case may be, to be valid and effective, it must contain a certification on behalf of the Company stating that (i) the Company used best efforts to effect a registered equity offering to raise sufficient capital to pay and discharge, when due and payable, all Company Obligations, (ii) the Company is unable despite its best efforts to effect such offering on reasonably acceptable terms, as determined by a majority of the Independent Directors then serving on the Company’s board of directors (such determination to be made as if the financing contemplated by this Agreement were not available to the Company), and (iii) absent obtaining the funds requested by the applicable Funding Notice, the Company will not have sufficient unrestricted cash to pay and discharge, when due and payable, the Company Obligations for the 30-day period following the date such Funding Notice is delivered.

6.            Commitment to Not Call the Demand Notes or Non-Convertible Demand Notes. Purchaser agrees not to, and to cause any holder of any Demand Note or Non-Convertible Demand Note not to, exercise its right to require that any amounts due under any Demand Note or Non-Convertible Demand Note be paid until the earlier of (a) September 1, 2026 and (b) 30 days following the date on which Purchaser has purchased all $5.0 million in principal amount of Non-Convertible Demand Notes.

7.            Warrants

7.1           For the avoidance of doubt, upon the purchase of a May 2025 Convertible Demand Note, the Company shall, in addition to the May 2025 Convertible Demand Note, issue to Purchaser (or its designee) the Demand Warrant related to such May 2025 Convertible Demand Note in accordance with the terms of the Keep Well Agreement. The Company and Purchaser hereby agree that neither the issuance of a May 2025 Convertible Demand Note or the Demand Warrant shall result in any adjustment to the conversion price or exercise price of any of the Notes or Warrants, respectively, held by Purchaser.

7.2           Notwithstanding anything to the contrary herein or in the Keep Well Agreement, no Demand Warrant or any other security shall be issued by the Company to Purchaser in connection with the purchase of a Non-Convertible Demand Note.

7.3           The Company and Purchaser hereby acknowledge that the entry into this Agreement may result in a reduction of the exercise price of the Warrants held by Purchaser, of the warrant the Company issued to Humanitario Capital LLC on November 14, 2023, and of the warrants the Company issued to the investors in the public offering the Company completed on November 14, 2023, in each case, in accordance with the terms of such warrants, and, if the exercise price is reduced, the number of shares of the Company’s common stock subject to such warrants will increase proportionally such that after such reduction of the exercise price, the aggregate exercise price payable under such warrants for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained therein).

8.            Offset Right

8.1           Notwithstanding Purchaser’s commitment to purchase the May 2025 Convertible Demand Notes and Non-Convertible Demand Notes (collectively, the “May 2025 Demand Notes”) set forth herein, to the extent the Company receives any Net Equity Proceeds on or after the date hereof, Purchaser, in its sole discretion, shall have the right to elect to reduce the amount of the May 2025 Demand Notes to be purchased, on a dollar-for-dollar basis (such right, the “May 2025 Offset Right”). To exercise the May 2025 Offset Right, Purchaser must deliver written notice of its election to exercise the May 2025 Offset Right to the Company, which notice must state the dollar amount of May 2025 Demand Notes Purchaser is electing not to purchase, no later than the date that is 10 business days after the date on which the Company provides written notice to Purchaser that the Company received Net Equity Proceeds and the amount thereof. The May 2025 Offset Right, if exercised, shall be deemed to first reduce the amount of Non-Convertible Demand Notes to be purchased and shall reduce the amount of May 2025 Convertible Demand Notes to be purchased only after the amount of Non-Convertible Demand Notes to be purchased has been reduced to zero.

8.2           For the avoidance of doubt, the May 2025 Offset Right does not alter or change any of the rights or obligations of the Company or Purchaser under Section 3.2 of the Sixth Amendment or Section 2 or Section 3 of this Agreement but rather only reduces the amount of the May 2025 Demand Notes to be purchased pursuant to Section 2 and Section 3 of this Agreement.

8.3           For the avoidance of doubt, if Purchaser requires that Net Equity Proceeds be applied to pay any amounts due under the Committed Demand Notes, the amount of Net Equity Proceeds so applied may not be used to reduce the amount of the May 2025 Demand Notes to be purchased under the May 2025 Offset Right.

9.            Fees and Expenses. The Company shall reimburse Purchaser for all reasonable and documented fees and expenses of counsel incurred by Purchaser in connection with the evaluation, negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to reimburse Purchaser for an aggregate amount greater than $10,000.

10.          Miscellaneous. If there is an express conflict between the terms of this Agreement and the terms of the Keep Well Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Agreement shall govern and control. If there is an express conflict between the terms of this Agreement and the terms of any other Note Document (including any Notes), the terms of this Agreement shall govern and control. This Agreement, which may be executed in separate counterparts (any of which may be delivered by PDF or other electronic means), and each of which shall be deemed an original, shall be binding upon the Company and Purchaser and their respective successors and assigns and may not be amended or modified except in a writing executed on behalf of the Company and Purchaser.

[Signature page follows]

If you agree with the foregoing, please so indicate by signing below and returning a copy of this letter agreement to the Company, which will constitute the agreement of the Company and Purchaser with respect to the matters set forth herein.

Sincerely,

Ontrak, Inc.

/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Executive Officer

Acknowledged and Agreed:

Acuitas Capital, LLC

/s/ Terren S. Peizer
Terren S. Peizer
Chairman

Exhibit A
Form of Non-Convertible Demand Note

[see attached]

THIS SENIOR SECURED NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE ACQUIRING THIS SECURITY, ACKNOWLEDGES THAT THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT. THE HOLDER AGREES FOR THE BENEFIT OF THE COMPANY, ANY DISTRIBUTORS OR DEALERS AND ANY SUCH PERSONS’ AFFILIATES THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THE HOLDER ACKNOWLEDGES THAT THE PURPOSE OF THE FOREGOING LIMITATION IS, IN PART, TO ENSURE THAT THE ISSUER IS NOT REQUIRED TO REGISTER THIS SECURITY UNDER THE SECURITIES ACT.

SENIOR SECURED NON-CONVERTIBLE DEMAND NOTE

$[__]*	[Issuance Date]

FOR VALUE RECEIVED, the undersigned corporation, ONTRAK, INC., a Delaware corporation (“Company”), hereby promises to pay ACUITAS CAPITAL LLC, a Delaware limited liability company, or any other applicable transferee thereof (collectively, the “Holder”) the principal amount of $[__] or so much of such principal amount as may be outstanding hereunder.

This Senior Secured Non-Convertible Demand Note (this “Note”) is one of the Non-Convertible Demand Notes referred to in the Master Note Purchase Agreement, dated as of April 15, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among Company, certain Subsidiaries of Company party thereto from time to time, as Guarantors, and Acuitas Capital LLC. Capitalized terms used in this Note are defined in the Note Purchase Agreement (including Appendix A thereto), and section references are to sections of Appendix A to the Note Purchase Agreement unless otherwise expressly stated herein. This Note is subject to all of the agreements, terms and conditions contained in the Note Purchase Agreement, all of which are incorporated herein by this reference. This Note may be prepaid, in whole or in part, in accordance with the terms and conditions set forth in the Note Purchase Agreement.

1.             Principal. The outstanding principal balance of this Note is due and payable on demand of the Holder. All payments by Company of principal, interest, fees and other Obligations shall be made by wire transfer not later than 12:00 p.m. (New York, New York time) on the date specified for payment by the Holder to the account designated by the Holder in writing (as may be updated by the Holder from time to time) in immediately available funds. Any payment received after 12:00 p.m. (New York, New York time) shall be deemed received on the next Business Day.

2.             Interest. This Note shall bear interest on the unpaid principal amount hereof from the date issued through repayment in full thereof (whether by acceleration or otherwise) at the applicable rates set forth in Section 2.7(a), computed in accordance with the Note Purchase Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, this Note shall bear default interest pursuant to the terms set forth in Section 2.9. In no event, however, will interest exceed the Highest Lawful Rate.

3.             Intentionally Omitted.

4.             Event of Default. As provided in Section 8.1, (1) upon the occurrence of any Event of Default described in Section 8.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or 8.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.), automatically, and (2) upon the occurrence of any other Event of Default and upon notice to Company by Purchaser, (a) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party: (I) the unpaid principal amount of and accrued interest on the Notes and (II) all other Obligations; and (b) Purchaser may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

*PRINCIPAL AMOUNT IS SUBJECT TO CHANGE IN ACCORDANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Note Purchase Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

ONTRAK, INC.

By:
Name: James Park
Title: Chief Financial Officer